Exhibit 8.01

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
FILE NO: 66013.12
March 18, 2008

Deerfield Capital Corp.
6250 N. River Road
Rosemont, Illinois 60018
Deerfield Capital Corp.
Qualification as
Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as special tax counsel to Deerfield Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3/A (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended, with respect to 15,329,684 shares of the common stock of the Company, par value per share $0.001 (the “Common Stock”), that may be sold from time to time by the selling stockholders named under the section heading “Selling Stockholders” in the Registration Statement, as it may be amended from time to time. You have requested our opinion regarding certain U.S. federal income tax matters.
     The Company owns primarily real estate-related securities, other asset backed securities, bank loans, and leveraged finance investments, including mezzanine loans, high yield corporate bonds, distressed and stressed debt securities and private equity investments. The Company also owns other types of investments, either directly or through Deerfield TRS Holdings, Inc., a Delaware corporation (“TRS Holdings”), and other subsidiaries.
     Pursuant to the Agreement and Plan of Merger, dated as of December 17, 2007 (the “Merger Agreement”), by and among the Company, DFR Merger Company, LLC (“DFR Merger Sub”), Deerfield & Company LLC (“Deerfield”), and Triarc Companies, Inc., DFR

Deerfield Capital Corp.
March 18, 2008

Merger Sub merged with and into Deerfield (the “Merger”). The Company currently owns all of the membership interests in Deerfield through newly created domestic taxable REIT subsidiaries, DFR TRS I Corp. and DFR TRS II Corp. (the “Deerfield TRSs”).
          In giving this opinion letter, we have examined the following:
1. the Company’s Articles of Amendment and Restatement;
2. the Company’s Bylaws;
3. the Registration Statement and the prospectus filed as a part of the Registration Statement (the “Prospectus”);
4. the Merger Agreement;
5. the TRS elections for TRS Holdings, Market Square CLO Ltd. (“Market Square”), Deerfield TRS (Bahamas) Ltd. (“TRS (Bahamas)”), DFR Middle Market CLO Ltd. (“Middle Market”), the Deerfield TRSs, Pinetree CDO Ltd. (“Pinetree”), and DFR Middle Market Sub-1, Inc. (“TRS Sub-1”), DFR Middle Market Sub-2, Inc. (“TRS Sub-2”), DFR Middle Market Sub-3, Inc. (“TRS Sub-3”), DFR Middle Market Sub-4, Inc. (“TRS Sub-4”), and DFR Middle Market Sub-5, Inc., (together with TRS Sub-1, TRS Sub-2, TRS Sub-3 and TRS Sub-4, the “MM TRSs”);
6. the opinion of Winston & Strawn LLP, dated December 8, 2006 (the “Winston & Strawn Opinion”), and
7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.
          In connection with the opinions rendered below, we have assumed, with your consent, that:
1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2. the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings, Market Square, TRS Bahamas, Middle Market, the Deerfield TRSs, Pinetree, or the MM TRSs after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based;

Deerfield Capital Corp.
March 18, 2008

3. the Winston & Strawn Opinion is accurate; and
4. no action will be taken by the Company, TRS Holdings, Market Square, TRS Bahamas, Middle Market, the Deerfield TRSs, Pinetree, or the MM TRSs after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
          In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”). After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.
          Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:
     (a) the Company qualified to be taxed as a real estate investment trust (a “REIT”) pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2004 through December 31, 2007; and
     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.
          We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Moreover, this opinion letter does not address the Company’s qualification and taxation as a REIT for its 2008 and future taxable years. The Company’s qualification and taxation as a REIT for such years will depend upon its ability to continue to satisfy the

Deerfield Capital Corp.
March 18, 2008

requirements in sections 856 through 860 of the Code. Accordingly, no assurance can be given that the actual results of the Company’s operations for any past, current, or future taxable year will satisfy the requirements for qualification and taxation as a REIT.
          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Hunton & Williams LLP